CONTACT:	John Zettler 715 836-9994 x109
DATE:	Friday, November 4, 2005
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
YEAR-END EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $1,051,070 for the year ending September 30, 2005 compared to $836,545 for the prior year.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic and diluted earnings per share of $.35 were reported for the year ending September 30, 2005. Earnings per share data for the prior year is not meaningful, as Citizens Community Federal was a mutual savings bank with no stock outstanding prior to March 29, 2004.

Net interest income for the year ended September 30, 2005 totaled $7.9 million compared to $6.7 million for the prior year. The increase in net interest income was due to an increase in the average balance of loans receivable partially offset by a decrease in average loan yield and an increase in interest expense due to an increase in the average balance of deposits and the outstanding Federal Home Loan Bank advances and an increase in the average rate paid on interest bearing liabilities.

Non-interest income increased from $1.4 million in 2004 to $2.0 million in 2005, as a result of continued strong loan fee income and from income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Service. The company was a stockholder and member of PULSE-EFT. As a result of this merger, Citizens Community Federal received $384,467 in pre-tax income in the second quarter of fiscal 2005, and a final payment of $63,562 in the third quarter of fiscal year 2005.

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Citizens Community Bancorp...
November 4, 2005

Non-interest expense increased to $7.8 million for fiscal 2005, compared to $6.3 million for fiscal 2004. The increase was due primarily to the additional operating cost associated with our three newest branch offices; Oakdale, Minnesota, which opened in the first quarter of fiscal 2005, and the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion.

Total assets increased by $83.7 million, or 51.7%, to $245.7 million at September 30, 2005, from $162.0 million as of September 30, 2004. The increase in assets was attributed to the acquisition of Community Plus Savings Bank and an increase in loans receivable in the company's existing operations. Assets increased by $52.3 million with the July 1, 2005 acquisition of Community Plus Savings Bank. Loans receivable increased by $65.6 million, including the $26.7 million in loans acquired in the Community Plus Savings Bank merger.

Stockholder's equity increased $10.0 million to $29.6 million at September 30, 2005, from $19.6 million at September 30, 2004. The increase for the period was a result of retained net earnings of $854,310 (net of $193,106 dividends paid), an increase in capital of $9.8 million as a result of the issuance of stock to Citizens Community MHC in connection with the July 1, 2005 merger of Community Plus Savings Bank into Citizens Community Federal, and a decrease of $672,862 related primarily to the shares of stock purchased for the recognition and retention plan.

"Citizens' year-end results reflect our ongoing dedication to profitable growth," said James G. Cooley, Citizens' president and chief executive officer. "We have successfully maintained our strong lending performance and operational growth while adding to our presence in Minnesota and establishing an exciting presence in Michigan. All in all, we are extremely proud of our accomplishments over the past year."

Citizens Community Bancorp, based in Eau Claire, Wisconsin, is the mid-tier holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth

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Citizens Community Bancorp...
November 4, 2005

of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP
SELECTED FINANCIAL INFORMATION
	September 30, 2005	September 30, 2004
	(Unaudited)	(Unaudited)
Selected Financial Condition Data
Total Assets	$245,707,491	$161,979,796
Cash and Cash equivalents	$9,265,477	$4,768,007
Loans receivable, net	$217,930,666	$152,376,330
Allowance for Loan Losses	$(803,218)	$(554,210)
Deposits	$177,469,100	$127,976,262
Federal Home Loan Bank Advances	$36,200,000	$13,500,000
Total Equity	$29,553,400	$19,605,922

	Twelve Months Ending September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Selected Operations Data
Total Interest and Dividend Income	$11,926,089	$9,619,488
Interest expense	$3,991,677	$2,889,307

Net Interest Income	$7,934,412	$6,730,181
Provision for loan losses	$414,078	$395,997

Net Interest Income After Provision For Loan Loss	$7,520,334	$6,334,184
Total Noninterest Income	$2,020,849	$1,368,657
Total Noninterest Expense	$7,805,779	$6,322,968

Income before provision for income tax	$1,735,404	$1,379,873
Provision for income taxes	$684,334	$543,328

Net Income	$1,051,070	$836,545

Earnings per share	$0.35	NA

END